Exhibit 99.1

PRESS RELEASE

For more information, contact:
Paul B. Toms Jr., Chairman & Chief Executive Officer
E. Larry Ryder, Executive Vice President & Chief Financial Officer
Phone: (276) 632-2133, or
Kim D. Shaver, Director of Marketing Communications
Phone: (336) 454-7088 or (336) 880-1230 (cell)

For immediate release: October 7, 2002

Hooker Furniture to Acquire Upholstery Producer Bradington-Young

Martinsville, Va.:  Hooker Furniture (Nasdaq-SCM: HOFT), a major producer and importer of case goods, seeks to diversify into leather seating with an agreement to acquire Cherryville, N.C.-based upholstery producer Bradington-Young. In what would be the largest acquisition of Hooker’s 78-year history, Hooker has entered into a letter of intent to acquire Bradington-Young for $25.0 million in cash less assumed debt, subject to a net working capital adjustment.

Based on projected fiscal 2002 sales, the companies would have combined annual net sales of just under $300 million.

Bradington-Young, with projected 2002 fiscal sales of just under $50 million, specializes in upscale leather reclining chairs, executive desk chairs and motion and stationary upholstery in the upper-medium and high-end price niches.

“We’ve been looking several years for the right fit in an upholstery acquisition, and this is it in terms of complementary products, price points, styling and dealer network,” said Paul B. Toms Jr., chairman and chief executive officer of Hooker, which also targets the upper-medium price niche. “We’re excited that this acquisition would allow us to diversify our existing product portfolio of domestically-produced home office, home entertainment, walls, bedroom and Seven Seas imports to now include leather, reclining chairs, and executive seating.”

Bradington-Young’s strength in leather executive desk chairs is a natural complement to Hooker’s home office line, and its strength in leather recliners and motion-seating complements Hooker’s home entertainment product line. “Together with Bradington-Young, we would be able to offer dealers a more comprehensive package for the family room and the home office,” Toms said.

“The synergy this offers to both companies is phenomenal,” said Scott Young, president and chief executive officer of Bradington-Young. “We would both benefit from the acquisition in that it would position us to be not just niche players, but a combined company offering a comprehensive product package that would make us more important to the retailer and more competitive in a challenging industry environment.”

Hooker Furniture Corporation — Press Release
October 7, 2002

“Today’s retailer,” Young added, “is looking to partner with suppliers who can offer complete environmental settings including both wood and upholstery. Room packages are more profitable than item sales. And the consumer loves room packages, too.”

Hooker expects to operate Bradington-Young as an autonomous unit, with its top management including Scott Young, Vice President of Sales Craig Young, and Vice President and Chief Financial Officer Ben Causey continuing at the helm of the upholstery operations. No immediate operational changes are anticipated, and the existing sales forces of each respective company are expected to remain intact.

Bradington-Young, a privately owned company originally founded in 1978 as part of the Elliott Wood-headed Woodmark family of upholstery companies, has experienced a 56% sales increase under its current management over the last seven years. The acquisition of Bradington-Young would position Hooker for accelerated growth. “We believe we can grow our combined businesses quicker than if we remained stand-alone companies,” Toms said.

Like Hooker in home office, entertainment, and accent furniture, Bradington-Young has a highly specialized niche in leather upholstery. Within that niche, it offers a wide selection of approximately 240 leather choices. It also offers an in-stock desk chair and reclining chair program with two-week shipment to dealers. Approximately 90% of its upholstery sales are in leather.

The transaction is expected to close late in the fourth quarter of fiscal 2002 or early in the first quarter of fiscal 2003, subject to, among other things, completion of due diligence and negotiation of a definitive acquisition agreement. Hooker expects the acquisition to add incrementally to its earnings during the first year. Hooker expects to finance 20% to 50% of the cash purchase price with cash-on-hand and the remainder with additional bank debt.

Bradington-Young employs approximately 400 people, and owns four factories, a showroom, and an office in North Carolina. Plant locations include Cherryville, Hickory, and Woodleaf, N.C. and its showroom is located in High Point, N.C.

Ranked among the nation’s top 20 furniture manufacturers in sales, Hooker Furniture is a 78-year-old producer and importer of wall and entertainment systems, home office, occasional, dining, and bedroom furniture with approximately 1,800 employee-owners. Hooker has six manufacturing facilities, a distribution center, and a warehouse located in Virginia and North Carolina. Plant locations include Pleasant Garden, Kernersville and Maiden, N.C. and Martinsville and Roanoke, VA. Please visit us on the World Wide Web at http://www.hookerfurniture.com/

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “would,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. These statements reflect Hooker Furniture’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to the ability of Hooker Furniture to consummate the proposed acquisition and successfully integrate Bradington-Young’s business operations, the cyclical nature of the furniture industry, domestic and international competition in the furniture industry, general economic or business conditions, both domestically and internationally, fluctuations in the price of key raw materials including lumber, which is the most significant raw material used by Hooker Furniture, supply disruptions or delays affecting imported products, adverse political acts or developments in the international markets from which Hooker Furniture imports products, fluctuations in foreign currency exchange rates affecting the price of Hooker Furniture’s imported products, and capital costs.